CONSENT OF INDEPENDENT AUDITORS           Exhibit 14(b)

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 17, 2002, relating to the financial statements and financial highlights which appears in the October 31, 2002 Annual Report to Shareholders of Eclipse Core Bond Plus Fund and Eclipse Bond Fund which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Form N-14 Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Financial Highlights" in the N1-A Registration Statement which is also incorporated by reference in this Form N-14 Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
October 31, 2003